Exhibit 99.1
BeiGene Reports Fourth Quarter and Full Year 2020 Financial Results
CAMBRIDGE, Mass. and BEIJING, China, February 25, 2021 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative medicines worldwide, today reported recent business highlights, anticipated upcoming milestones, and financial results for the fourth quarter and full year of 2020.
“We made significant progress in the fourth quarter of 2020 and more recently with our collaboration agreement with Novartis to develop and commercialize tislelizumab in North America, Europe, and Japan, two positive Phase 3 readouts for tislelizumab demonstrating overall survival benefits over standard of care chemotherapy, and the expansion of our commercial portfolio, including the recent approval of tislelizumab in China in first-line squamous non-small cell lung cancer,” said John V. Oyler, Co-Founder, Chief Executive Officer, and Chairman of BeiGene. “Our commercial teams continue to execute, with product revenue of $100 million for the fourth quarter and $309 million for the year, representing increases of 76% and 39%, respectively, over the prior year periods. With the recent inclusion of our products on the National Reimbursement Drug List in China we are working to expand access to our oncology treatments across China and drive further revenue growth.”
Recent Business Highlights and Upcoming Milestones
Commercial Operations
•Generated $100.10 million and $308.87 million in product revenue in the three and twelve months ended December 31, 2020, respectively. Product revenue consisted of sales in China of tislelizumab and sales of BRUKINSA in China and the United States, as well as sales in China of in-licensed products from our collaborations with Amgen and Bristol Myers Squibb (BMS); and
•Announced inclusion of tislelizumab, BRUKINSA® (zanubrutinib) and XGEVA® (120-mg denosumab) in five indications in the updated National Reimbursement Drug List (NRDL) in China.
Development Programs
BRUKINSA® (zanubrutinib), a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) designed to maximize BTK occupancy and minimize off-target effects, approved in the United States and China in selected indications and under development for additional approvals globally.
•Announced that the U.S. Food and Drug Administration (FDA) has accepted a supplemental new drug application (sNDA) for the treatment of adult patients with Waldenström’s macroglobulinemia (WM). The Prescription Drug User Fee Act (PDUFA) target action date is October 18, 2021;
•Advanced BRUKINSA in new markets, with more than 20 marketing authorization applications submitted outside of the United States and China, covering more than 40 countries and regions, including by BeiGene in the European Union (EU), Canada, Australia, South Korea, Singapore, and Taiwan, and with support from our five distribution partners: Adium Pharma S.A. in Latin America and the Caribbean, NewBridge Pharmaceuticals in the Middle East and North Africa, Erkim in Turkey, Nanolek in Russia, and Medison in Israel. The first approval from these applications was received in the United Arab Emirates for BRUKINSA in patients with relapsed/refractory (R/R) mantle cell lymphoma (MCL);
•Achieved full enrollment in the Phase 3 ALPINE trial (NCT03734016) comparing BRUKINSA with ibrutinib in patients with R/R chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL);
•Dosed the first patient in a Phase 2, randomized, placebo-controlled clinical trial (NCT04643470) to evaluate the safety and efficacy of zanubrutinib in patients with active proliferative lupus nephritis;
•Received inclusion in the National Comprehensive Cancer Network® (NCCN) Clinical Practice Guidelines in Oncology (NCCN Guidelines®) for chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL) for front-line patients with del(17p)/TP53 mutation who are contraindicated to other BTKi therapies and for patients in the second-line who have intolerance or are contraindicated to other BTKi therapies. An additional guideline note was included for patients with marginal zone lymphoma (MZL) who have intolerance or contraindications to ibrutinib. BRUKINSA is not approved in these indications; and
•Presented clinical data at the 62nd American Society for Hematology (ASH) Annual Meeting, including initial results of the Phase 2 MAGNOLIA trial (NCT03846427) in patients with R/R MZL; follow-up results from the non-randomized Arm C in the randomized, open-label, global Phase 3 SEQUOIA trial (NCT03336333) of zanubrutinib as

Exhibit 99.1
a monotherapy in patients with previously untreated CLL or SLL; results from a Phase 2 trial (NCT04116437) in patients with R/R B-cell malignancies who were intolerant to ibrutinib and/or acalabrutinib; and the first results from a pivotal Phase 2 trial (NCT03332173) in patients with R/R WM that were included in an sNDA of BRUKINSA currently under priority review in China.
Expected Milestones for BRUKINSA
•Announce topline results from the Phase 3 SEQUOIA trial (NCT03336333) comparing BRUKINSA with bendamustine plus rituximab in patients with treatment-naïve CLL/SLL as early as 2021;
•Announce topline results of the Phase 3 ALPINE trial (NCT03734016) versus ibrutinib in R/R CLL/SLL in the first half of 2022;
•Continue to expand BRUKINSA's registration program globally in new geographies or indications, including potential approvals in 2021 for certain patients with MCL in the EU, Middle East, South America, Canada, Australia, and Russia; and with WM in the U.S., EU, Canada, and Australia; and
•Complete enrollment in the pivotal global Phase 2 ROSEWOOD trial (NCT03332017) comparing zanubrutinib and obinutuzumab versus obinutuzumab alone in treating patients with R/R follicular lymphoma (FL) in 2021.
Tislelizumab, a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages; approved in China in selected indications and under development for additional approvals globally.
•Announced a collaboration and license agreement with Novartis Pharma AG to develop, manufacture and commercialize tislelizumab in the United States, Canada, Mexico, member countries of the EU, United Kingdom, Norway, Switzerland, Iceland, Liechtenstein, Russia, and Japan. Closing of the transaction is subject to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;
•Announced approval in China for tislelizumab in combination with chemotherapy as a first-line treatment for patients with advanced squamous non-small cell lung cancer (NSCLC);
•Announced positive topline results from the global Phase 3 RATIONALE 303 trial (NCT03358875) of tislelizumab versus docetaxel in the second- or third-line setting in patients with locally advanced or metastatic NSCLC who progressed on prior platinum-based chemotherapy; and from the global Phase 3 RATIONALE 302 trial (NCT03430843) of tislelizumab versus chemotherapy in patients with advanced unresectable or metastatic esophageal squamous cell carcinoma (ESCC) who have received prior systemic treatment;
•Achieved full enrollment in the global Phase 3 trial (NCT03783442) of tislelizumab in combination with chemotherapy as a first-line treatment in patients with unresectable, locally advanced or metastatic ESCC; and in the global Phase 3 trial (NCT03777657) of tislelizumab in combination with chemotherapy as a first line treatment in patients with inoperable, locally advanced or metastatic gastric or gastroesophageal junction carcinoma; and
•Dosed the first patient in the Phase 3 trial (NCT04486391) of tislelizumab monotherapy versus salvage chemotherapy in patients with R/R classical Hodgkin’s lymphoma (cHL).
Expected Milestones for Tislelizumab
•Close transaction with Novartis on the tislelizumab collaboration in the first quarter of 2021, subject to expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;
•Submit the first biologics license application (BLA) outside of China in 2021;
•Submit supplemental biologics license applications (sBLAs) in China for second/third-line NSCLC and MSI-H/dMMR solid tumors in the first half of 2021; and for second-line ESCC in mid-2021;
•Receive approvals in first-line non-squamous NSCLC and second/third-line hepatocellular carcinoma (HCC) in China in 2021;
•Announce topline result of the Phase 3 trial (NCT03924986) of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment in patients with nasopharyngeal cancer (NPC) in 2021;
•Complete enrollment of Phase 3 trial in first-line small-cell lung cancer (NCT04005716) in the first half of 2021; and

Exhibit 99.1
•Complete enrollment in the Phase 3 trial (NCT03957590) of tislelizumab versus placebo in combination with chemoradiotherapy in patients with localized ESCC in 2021.
Pamiparib, an investigational selective small molecule inhibitor of PARP1 and PARP2
Expected Milestones for Pamiparib
•Receive approval in China for the treatment of patients with deleterious or suspected deleterious germline BRCA-mutated advanced ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more lines of chemotherapy, in the first half of 2021; and
•Announce topline results from the Phase 3 trial (NCT03519230) of pamiparib as a maintenance treatment in patients with platinum-sensitive recurrent ovarian cancer (OC) in 2021 or first half of 2022.
Ociperlimab (BGB-A1217), an investigational TIGIT monoclonal antibody
•Continued to enroll patients in the global Phase 1 clinical trial (NCT04047862) in combination with tislelizumab and plan for global registration trials.
Expected Milestones for Ociperlimab
•Initiate a global Phase 3 AdvanTIG-302 trial (NCT04746924) of ociperlimab in combination with tislelizumab for the first-line treatment of patients with locally advanced, unresectable, or metastatic NSCLC whose tumors have high PD-L1 expression and do not harbor EGFR-sensitizing mutations or ALK translocations. Patient enrollment is expected to begin in the first half of 2021;
•Initiate a global Phase 2 trial (NCT04693234) of ociperlimab in combination with tislelizumab in patients with previously treated recurrent or metastatic cervical cancer. Patient enrollment is expected to begin in the first half of 2021; and
•Initiate a global Phase 2 trial (NCT04732494) of tislelizumab plus ociperlimab versus tislelizumab plus placebo for the second-line treatment of patients with unresectable, locally advanced, recurrent or metastatic ESCC whose tumors have high PD-L1 expression. Patient enrollment is expected to begin in the first half of 2021.
Early-Stage Programs
•Continued to advance our early-stage clinical pipeline of internally-developed product candidates, including BGB-11417 (BCL-2 inhibitor in Phase 1 development for cancer), BGB-A445 (non-ligand competing OX40 monoclonal antibody in Phase 1 development in combination with tislelizumab for solid tumors), and BGB-10188 (PI3Kδ inhibitor in Phase 1 development in combination with BRUKINSA or tislelizumab for cancer); and
•Identified a recommended Phase 2 dose for BGB-A425 (TIM-3 inhibitor) in the combination trial (NCT03744468) with tislelizumab in patients with advanced solid tumors.
Expected Milestones for Early-Stage Programs
•Initiate a Phase 1 clinical trial (NCT04649385) of BGB-15025 (HPK1 inhibitor) alone and in combination with tislelizumab in patients with advanced solid tumors in the first half of 2021; and
•Initiate the Phase 2 portion of the Phase 1/2 trial (NCT03744468) of BGB-A425 in the first half of 2021.
Collaboration with Amgen
•Received approval in China of BLINCYTO® (blinatumomab) for the treatment of adult patients with R/R B-cell precursor acute lymphoblastic leukemia (ALL);
•Received approval in China of XGEVA® (denosumab) for the prevention of skeletal-related events (SREs) in patients with bone metastases from solid tumors and in patients with multiple myeloma (MM);
•Our collaboration with Amgen continues to progress, with ongoing preparation for the launch of KYPROLIS® (carfilzomib) for patients with R/R multiple myeloma following potential approval expected in 2021;

Exhibit 99.1
•Amgen announced that its investigational KRASG12C inhibitor sotorasib was granted Breakthrough Therapy Designation (BTD) in China for patients with KRAS G12C-mutated locally advanced or metastatic non-small cell lung cancer (NSCLC) who have received at least one prior systemic therapy; and
•Amgen’s applications to the Human Genetic Resources Administration of China (HGRAC) to conduct clinical trials in mainland China continue to be delayed. Approval from the HGRAC is required to initiate clinical trials involving the collection of human genetic materials in China. BeiGene does not expect this to affect the conduct of the clinical trials in China for its drug candidates other than assets that are part of the Amgen-BeiGene collaboration.
Other Collaboration Programs
•Received approval in China for REVLIMID® (lenalidomide), licensed from BMS, in combination with rituximab for adult patients with previously treated FL (grade 1-3a);
•Announced that the BLA for SYLVANT® (siltuximab for injection), was accepted by the China National Medical Products Administration (NMPA) and granted priority review; and announced the acceptance of the BLA and priority review for QARZIBA®▼ (dinutuximab beta) for the treatment of high-risk neuroblastoma. These products are licensed in China from EUSA Pharma (EUSA);
•Announced an agreement with Strand Therapeutics for an option and license agreement to develop and commercialize Strand’s innovative, multi-functional mRNA treatments for solid tumors in Asia (excluding Japan), Australia, and New Zealand;
•Announced an option and license agreement with Boston Immune Technologies and Therapeutics, Inc. (BITT) to develop and commercialize BITT's innovative tumor necrosis factor (TNF) receptor 2 (TNFR2) antagonist antibodies in Asia (excluding Japan), Australia, and New Zealand;
•Treated the first patient in the global, pivotal, single-arm HERIZON-BTC-01 Phase 2b clinical trial (NCT04466891) of zanidatamab (ZW25) in patients with advanced or metastatic HER2-amplified biliary tract cancers (BTC). Zanidatamab, is in late-stage clinical development with Zymeworks Inc. A Phase 3 trial of zanidatamab (ZW25) in combination with chemotherapy with or without tislelizumab in front line HER2 positive gastroesophageal cancer is expected to initiate in 2021. BeiGene has development and commercial rights to zanidatamab in Asia (excluding Japan), Australia, and New Zealand; and
•Assembly Biosciences announced that it will not move forward with planned Phase 3 registration studies of vebicorvir (VBR or ABI-H0731) as a chronic suppressive therapy (CST). BeiGene has licensed vebicorvir and two other clinical-stage core inhibitor candidates for the treatment of patients with chronic hepatitis B virus (HBV) infection from Assembly in China.
Manufacturing Operations
•Completed GMP qualification for the second phase of our biologics manufacturing facility in Guangzhou, China, with total capacity of 24,000 liters for the completed first and second phases. Approval to manufacture commercial product is expected in the first half of 2021. A third phase of construction is expected to add 40,000 liters, with 30,000 liters already in place. Total capacity of 64,000 liters and the addition of new manufacturing technology platforms are expected to be completed by the first half of 2022.
COVID-19 Impact and Response
•The Company expects that the worldwide health crisis of COVID-19 will continue to have a negative impact on its operations, including commercial sales, regulatory interactions, inspections, filings, and clinical trial recruitment, participation, and data read outs. There remains uncertainty regarding the future impact of the pandemic globally. The Company is striving to minimize delays and disruptions, and continues to execute on its commercial, regulatory and clinical development goals globally.
Other Developments
•Filed an initial listing application for a proposed public offering and listing of the Company's ordinary shares on the Science and Technology Innovation Board (STAR Market) of the Shanghai Stock Exchange, which is expected to be completed in 2021, subject to market conditions, shareholder approval, and regulatory approvals;

Exhibit 99.1
•Appointed Dr. Xiaobin Wu, currently the Company’s President and General Manager, China, to the additional position of the Company's Chief Operating Officer, effective April 1, 2021;
•Appointed Dr. Lai Wang, the Company’s Senior Vice President, Head of Global Research, Clinical Operations and Biometrics, and APAC Clinical Development to the position of Global Head of R&D, effective April 1, 2021; and
•Appointed Graham Hardiman to the position of Senior Vice President, Head of Global Human Resources, effective March 1, 2021. Mr. Hardiman joins BeiGene from Pfizer where he most recently held the position of Senior Vice President, Human Resources.

Exhibit 99.1
Fourth Quarter and Full Year 2020 Financial Results
Cash, Cash Equivalents, Restricted Cash and Short-Term Investments were $4.66 billion as of December 31, 2020, compared to $4.72 billion as of September 30, 2020, and $985.50 million as of December 31, 2019. Cash and cash equivalents as of December 31, 2020 do not include the $650 million upfront payment from the Novartis collaboration, the closing of which is subject to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.
•For the fourth quarter of 2020, total cash and short-term investments decreased $65.29 million; cash used in operating activities was $332.33 million; capital expenditures were $34.69 million; cash used for upfront license payments was $20.00 million; and cash provided from financing activities, primarily due to the drawing down of bank loans, was $325.66 million.
•For the full year 2020, total cash and short-term investments increased $3.67 billion; cash used in operating activities was $1.28 billion; capital expenditures were $117.51 million; cash used for upfront license payments was $109.50 million; and cash provided from financing activities was $5.20 billion.
Revenue for the fourth quarter and full year 2020 was $100.10 million and $308.87 million, respectively, compared to $56.89 million and $428.21 million in the prior year periods. The increase in total revenue in the quarter compared to the prior year is attributable to sales of our internally developed products and initial sales of in-licensed products from Amgen, offset by decreased product sales of in-licensed products from BMS.
•Product revenues totaled $100.10 million and $308.87 million for the fourth quarter and full year 2020, respectively, compared to $56.89 million and $222.60 million in the prior year periods, and were comprised of:
–Sales of tislelizumab in China of $63.48 million and $163.36 million for the fourth quarter and full year 2020, respectively, compared to none in the prior year periods. Full year 2020 revenue from tislelizumab reflect sales since its launch in China in March 2020;
–Sales of BRUKINSA in China and the United States of $18.35 million and $41.70 million for the fourth quarter and full year 2020, respectively, compared to $1.04 million in the prior year periods. Full year 2020 revenue from BRUKINSA reflects sales since its launch in China in June 2020, as well as sales in the United States for the full year;
–Sales of BMS in-licensed products in China of $12.62 million and $95.12 million for the fourth quarter and full year 2020, respectively, compared to $55.85 million and $221.56 million in the prior year periods, respectively; and
–Sales of Amgen in-licensed products in China of $5.45 million and $8.50 million for the fourth quarter and full year 2020, respectively, compared to none in the prior year periods. We began selling Amgen's XGEVA in July 2020.
•There was no collaboration revenue for the fourth quarter or full year 2020, compared to nil and $205.62 million in the prior year periods, respectively. Collaboration revenue for the full year 2019 included a $150 million payment in connection with the termination of the tislelizumab collaboration agreement with Celgene, which was acquired by BMS.
Expenses for the fourth quarter and full year 2020 were $585.01 million and $1.97 billion, respectively, compared to $444.93 million and $1.39 billion in the prior year periods.
•Cost of Sales for the fourth quarter and full year 2020 were $21.08 million and $70.66 million, respectively, compared to $17.98 million and $71.19 million in the prior year periods. Cost of sales increased primarily as a result of the launch of tislelizumab, BRUKINSA, and XGEVA, and were offset by lower sales volumes of the BMS in-licensed products.
•R&D Expenses for the fourth quarter and full year 2020 were $355.54 million and $1.29 billion, respectively, compared to $283.26 million and $927.34 million in the prior year periods. The increase in R&D expenses was primarily attributable to increased spending on our ongoing and late-stage pivotal clinical trials, expense related to upfront license payments for in-licensed assets, development expenses associated with the Amgen collaboration, the preparation of additional regulatory submissions, and manufacturing costs related to development programs and pre-commercial activities. Upfront fees related to in-process R&D for in-licensed assets totaled nil and $109.50 million in the fourth quarter and full year 2020, respectively, compared to $20.00 million and $50.00 million in the prior year

Exhibit 99.1
periods. Employee share-based compensation expense also contributed to the overall increase in R&D expenses, and was $23.48 million and $93.00 million for the fourth quarter and full year 2020, respectively, compared to $21.69 million and $76.29 million in the prior year periods, due to increased headcount and a higher share price.
•SG&A Expenses for the fourth quarter and full year 2020 were $208.21 million and $600.18 million, respectively, compared to $143.35 million and $388.25 million in the prior year periods. The increase in SG&A expenses was primarily attributable to increased headcount, largely related to continued expansion of our commercial teams, higher professional service fees and higher external commercial expenses, including selling and marketing, market access studies and promotional activities. The overall increase in SG&A expenses was also attributable to higher SG&A-related share-based compensation expense, which was $25.98 million and $90.48 million for the fourth quarter and full year 2020, respectively, compared to $16.65 million and $57.86 million for the prior year periods, due to increased headcount and a higher share price.
•Net Loss for the fourth quarter and full year 2020 was $472.75 million and $1.60 billion, or $0.40 and $1.47 per share, respectively, or $5.20 and $19.13 per ADS, respectively, compared to $388.06 million and $948.63 million, or $0.49 and $1.22 per share, or $6.39 and $15.80 per ADS, respectively, in the prior year periods.

Exhibit 99.1
Financial Summary
Select Condensed Consolidated Balance Sheet Data (U.S. GAAP)
(Amounts in thousands of U.S. Dollars)
(Audited)

	As of
	December 31,	December 31,
	2020	2019
Assets:
Cash, cash equivalents, restricted cash and short-term investments	$4,658,730	$985,503
Accounts receivable	60,403	70,878
Working capital	3,885,491	862,384
Property and equipment, net	357,686	242,402
Total assets	$5,600,757	$1,612,289
Liabilities and equity:
Accounts payable	$231,957	$122,488
Accrued expenses and other payables	346,144	163,556
Bank loans	518,652	83,311
Shareholder loan	—	157,384
Total liabilities	1,731,514	633,934
Noncontrolling interest	—	16,150
Total equity	$3,869,243	$978,355

Exhibit 99.1
Condensed Consolidated Statements of Operations (U.S. GAAP)
(Amounts in thousands of U.S. dollars, except for shares, American Depositary Shares (ADSs), per share and per ADS data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)		(audited)
Revenue:
Product revenue, net	$100,100	$56,892	$308,874	$222,596
Collaboration revenue	—	—	—	205,616
Total revenues	100,100	56,892	308,874	428,212
Expenses:
Cost of sales - products	21,078	17,984	70,657	71,190
Research and development [1]	355,537	283,259	1,294,877	927,338
Selling, general and administrative	208,209	143,354	600,176	388,249
Amortization of intangible assets	188	332	846	1,326
Total expenses	585,012	444,929	1,966,556	1,388,103
Loss from operations	(484,912)	(388,037)	(1,657,682)	(959,891)
Interest (expense) income, net	(5,186)	(438)	1,998	9,131
Other income, net	8,122	8,141	37,490	7,174
Loss before income taxes	(481,976)	(380,334)	(1,618,194)	(943,586)
Income tax (benefit) expense	(9,327)	7,561	(17,671)	6,992
Net loss	(472,649)	(387,895)	(1,600,523)	(950,578)
Less: Net income (loss) attributable to noncontrolling interest	96	166	(3,617)	(1,950)
Net loss attributable to BeiGene, Ltd.	$(472,745)	$(388,061)	$(1,596,906)	$(948,628)

Net loss per share attributable to BeiGene, Ltd., basic and diluted	$(0.40)	$(0.49)	$(1.47)	$(1.22)
Weighted-average shares outstanding, basic and diluted	1,181,005,180	788,899,247	1,085,131,783	780,701,283

Net loss per ADS attributable to BeiGene, Ltd., basic and diluted	$(5.20)	$(6.39)	$(19.13)	$(15.80)
Weighted-average ADSs outstanding, basic and diluted	90,846,552	60,684,557	83,471,676	60,053,945
[1] Research and development expense for the fourth quarter and full year 2020 includes upfront fees related to in-process research and development of in-licensed assets totaling nil and $109.50 million, respectively, compared to $20.00 million and $50.00 million in the prior year periods.

Exhibit 99.1
About BeiGene
BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 5,400+ employees in China, the United States, Australia, Europe, and elsewhere are committed to expediting the development of a diverse pipeline of novel therapeutics. We currently market two internally discovered oncology products: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding clinical data for BeiGene’s product candidates and approvals of its products; the conduct of late-stage clinical trials and expected data readouts; additional planned product approvals and launches; the advancement of and anticipated clinical development, regulatory milestones and commercialization of BeiGene’s medicines and drug candidates; the success of BeiGene’s commercialization efforts and revenue growth; plans to expand the Company’s portfolio in oncology and other therapeutic areas and to expand the Company’s capabilities and operations for its products to serve more patients worldwide; the impact of the COVID-19 pandemic on the Company’s clinical development, regulatory, commercial and other operations; and BeiGene’s plans and the expected events and milestones under the caption “Recent Business Highlights and Upcoming Milestones”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Craig West	Liza Heapes or Vivian Ni
+1 857-302-5189	+1 857-302-5663 or 857-302-7596
ir@beigene.com	media@beigene.com

REVLIMID® is a registered trademark of Celgene, a Bristol Myers Squibb company.
KYPROLIS®, XGEVA®, and BLINCYTO® are registered trademarks of Amgen.